Exhibit 10.1

September 19, 2024

Kelly Porter

2379 Evan Way

Central Point, Oregon 97502

Re:	Transitional Work and Employment Separation Agreement

Dear Kelly:

As you know, you provided Lazydays Holdings, Inc. (the “Company”) written notice of your intent to resign your employment with the Company effective September 13, 2024. Each capitalized term used but not defined in this letter has the meaning given to it in your October 3, 2022 Employment Agreement (the “Employment Agreement”). This Transitional Work and Employment Separation Agreement (this “Agreement”) proposes an agreement to ensure an amicable transition from your employment on the terms outlined below:

1. Resignation; Transitional Work. The Company accepts your resignation as Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company under the Employment Agreement effective as of September 13, 2024. You further agree you resigned from any and all officer, director and other positions you hold with any member of the Company and its subsidiaries (the “Company Group”) as of September 13, 2024, and you agree to execute and deliver such further instruments as are reasonably requested by the Company in furtherance of the above. You agree that from September 14, 2024 through October 4, 2024 (“Transitional Work Period”), you will continue to be employed by the Company subject to the terms outlined in this Agreement. You will perform substantially the same duties you have performed throughout your employment with the Company, with a particular focus on facilitating a smooth transition for the Company after your departure. During the Transitional Work Period, you will be paid the same Base Salary you had under the Employment Agreement. You will be allowed to work remotely from September 18, 2024 until October 3, 2024.

2. Benefits. During the Transitional Work Period, the Company will provide the same benefits you had under the Employment Agreement. After the Transitional Work Period, the Company will pay you any earned vested benefits under any employee benefit plans under Section 4(b) of the Employment Agreement in which you were a participant immediately prior to the Date of Termination, which amounts will be payable in accordance with the terms and conditions of such benefit plans and Company policy. You agree and acknowledge that there will be no acceleration of vesting of any equity awards of the Company held by you in connection with your resignation and your outstanding awards, to the extent unvested as of the of the Transitional Work Period, will terminate to the extent provided in accordance with their respective terms.

3. Post-Employment Transition Services. After the Transitional Work Period, you agree to be reasonably available on request of the Company to consult with the Company as needed in order to ensure a smooth and orderly transition (the “Post-Employment Transition Services”). You and the Company agree that the Post-Employment Transition Services will not exceed 8 hours per month in October 2024 after the end of the Transitional Work Period, 4 hours per month in November 2024, and 2 hours per month in each month thereafter for which you receive the Health Insurance Stipend, provided however that you agree to provide Post-Employment Transition Services through at least the end of 2024, even if the Health Insurance Stipend ends sooner.

4. Separation Pay. If you sign and do not revoke this Agreement and the Supplemental Release attached as Exhibit A and provided that you cooperate in good faith during the Transitional Work Period and provide the Post-Employment Transition Services as outlined in this Agreement, the Company will pay you $100,000 in Separation Pay, less applicable deductions and withholdings. The Separation Pay shall be payable in two equal installments, the first payment ($50,000) within 15 days after the Effective Date of this Agreement and the second payment ($50,000) within 15 days after the Effective Date of the Supplemental Release.

5. Health Insurance Stipend. After your employment ends, you will be eligible to enroll in health insurance coverage at your own expense under COBRA, as provided by applicable law. In consideration for you signing and not revoking this Agreement and the Supplemental Release and for providing the post-employment transition services contemplated in Section 3, if you timely elect COBRA to continue health coverage, the Company will reimburse your COBRA premiums up to $2,000 per month, less applicable deductions and withholdings (the “Health Insurance Stipend”). The Health Insurance Stipend will cover each month from November 1, 2024 until December 31, 2025, or until you are no longer entitled to COBRA coverage, whichever is earlier. The Company will pay the Health Insurance Stipend to you on a monthly basis and report it as taxable income. You agree to promptly notify the Company if you or a covered dependent become eligible for other employer-provided health insurance or otherwise become ineligible for COBRA coverage before December 31, 2025.

6. Return of Company Property. On your last day of employment or immediately thereafter, you must return any and all Company property in your possession or control, including but not limited to any Company credit cards, keys, card keys, employee badges, computers, cell phones, tablet devices, documents (including all financial and accounting documents), manuals, customer and product lists and information, equipment, supplies, strategic planning information, and human resources information, as well as any other property belonging to the Company or any Company-owned or affiliated company. Notwithstanding the foregoing, you may retain your Company laptop if you first have the Company’s IT team wipe all Company data from the device.

7. Release of Claims. In consideration for the benefits provided in this Agreement, you and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns fully waive, release and discharge the Company and each member of the Company Group and their respective current and former directors, officers, employees, agents, attorneys, insurers, representatives and assigns (the “Released Parties”), from any and all liability, damages, claims or causes of action, direct or indirect, known or unknown, relating in any way to your employment with or other service to the Company or the termination of that employment or service. This includes but is not limited to any claims under federal or state law. You acknowledge and understand that by entering into this Agreement, you are waiving and releasing any legal claims you may have relating to your employment at or service to the Company and the termination of that employment or service.

This release does not waive any rights you may have, if any, in vested retirement benefits with the Company or for unemployment compensation benefits with a state agency. The above release also does not prevent you from pursuing a claim that the Company has violated the terms of this Agreement. Your release also does not prevent you from filing a claim for discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission, the National Labor Relations Board or any applicable state labor agency, but you agree not to accept any monetary damages or other compensation for any claim, except as provided by applicable law (such as Securities and Exchange Commission bounties, the right to which are not affected by this agreement).

8. Specific Release of ADEA Claims. In further consideration of the benefits provided in this Agreement, you hereby irrevocably and unconditionally fully and forever waive, release and discharge the Released Parties from any and all claims, whether known or unknown, from the beginning of time to the date of your execution of this Agreement, arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations, including the Older Workers’ Benefit Protection Act. By signing this Agreement, you hereby acknowledge and confirm that (i) you have read this Agreement in its entirety and understand all of its terms; (ii) you have been advised of and have availed yourself of your right to consult with your attorney prior to executing this Agreement; (iii) you knowingly, freely and voluntarily agree to all of the terms and conditions set out in this Agreement, including, without limitation, the waiver, release and covenants contained herein; (iv) you are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (v) you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired; (vi) you understand that you have seven (7) days from the date you sign this Agreement to revoke the release in this Section by delivering notice of revocation to the Chair of the Board of Directors of the Company by e-mail before the end of such seven (7)-day period; and (vii) you understand that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which you sign this Agreement. The parties agree that any changes to this Agreement, whether material or not, do not restart the running of the twenty-one (21)-day period.

If you sign and do not revoke this Section, this Agreement will become effective, in its entirety, on the eighth (8th) day after you sign this Agreement (the “Effective Date”).

9. Covenant Not to Sue. You agree not to lodge, file or bring any suit, charge, complaint or other form of action against the Released Parties, relating in any way whatsoever to any matters released herein. This paragraph does not apply to charges filed with the Equal Employment Opportunity Commission or an equivalent state or federal government agency.

10. Supplemental Release. After the Transitional Work Period ends and no later than October 11, 2024, you agree to execute the Supplemental Release attached hereto as Exhibit A. You understand and agree that if you do not timely sign the Supplemental Release or if you sign but later revoke the Supplemental Release, you will not be eligible for the Separation Pay provided above.

11. Restrictive Covenants. You acknowledge and reaffirm your obligations under the Restrictive Covenants in Section 7 of your Employment Agreement, which remain in full force in effect.

12. Cooperation with Company Matters. You acknowledge and reaffirm the post-termination cooperation provisions in Section 7(l) of your Employment Agreement, which remain in full force and effect.

13. No Section 16 Filings Due. You certify after a review of your records that you have filed (or another person has filed on your behalf) with the Securities and Exchange Commission reports on Form 4 with respect to all reportable transactions under Section 16 of the Securities Exchange Act of 1934 occurring during this fiscal year on or prior to the date hereof. You agree to provide any and all further certifications reasonably requested by the Company regarding reports under Section 16 of the Securities Exchange Act of 1934.

14. Right to Seek Injunctive Relief. You acknowledge that any breach of your obligations under this Agreement and/or Section 7 of your Employment Agreement would constitute a material breach of the Agreement. You further acknowledge that the Company’s remedy at law for any actual or threatened breach of those obligations would be inadequate and that the Company will, in addition to whatever remedies it may have at law or in equity under this Agreement, be entitled to immediate injunctive relief from any actual or threatened breach of those provisions.

15. Entire Agreement; Applicable Law. This Agreement reflects the entire agreement and understanding between you and the Company and supersedes and replaces all other oral or written understandings regarding your employment except the terms of the Employment Agreement which survive in accordance with its terms. You acknowledge that you are not entitled to any further pay or benefits under your Employment Agreements except as specifically provided herein. You acknowledge that you are not relying upon any other representations, arrangements or understandings in signing this Agreement. This Agreement shall be construed in accordance with and governed by the statutes and common law of the State of Florida. No changes may be made to the terms of this Agreement except in a writing signed by you and the Company through the Chair of the Board of Directors of the Company. The jurisdiction of the federal and state courts in Florida shall be exclusive.

16. Severability. If any portion or provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement will be deemed severable, will not be affected, and will remain in full force and effect.

17. Voluntary Execution. You acknowledge that you have read this Agreement and understand it, and that you are entering into it voluntarily.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

If you agree to this Agreement, please sign and return it to me. If you have any questions concerning this Agreement, please feel free to contact me. I thank you for all you have done for the Company during your employment and wish you success in the future.

Sincerely,

Lazydays Holdings, Inc.

By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi
Title:	Chair of the Board of Directors

I have carefully reviewed the Transitional Work and Employment Separation Agreement set forth above. I understand that it includes a release of legal claims, and I knowingly and voluntarily accept its terms.

/s/ Kelly Porter	September 19, 2024
Employee signature	Date

Kelly Porter
Employee name printed

Exhibit A

SUPPLEMENTAL RELEASE

Pursuant to the terms of the Transitional Work and Employment Separation Agreement (the “Agreement”) between Lazydays Holdings, Inc. (the “Company”) and Kelly Porter (“you”), the parties agree as follows:

Separation Payment. Pursuant to the Agreement between you and the Company, you are eligible for the Separation Pay provided in the Agreement on the condition that you sign this Supplemental Release. You agree that if you do not sign this Supplemental Release or if you sign but later revoke it as provided below, then you will not be eligible for the Separation Pay provided in the Agreement.

Supplemental Release and Waiver. In consideration for the Separation Pay identified in the Agreement, and to the fullest extent permitted under applicable law, you and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns fully waive, release and discharge the Company and each of its subsidiaries and their respective current and former directors, officers, employees, agents, attorneys, insurers, representatives and assigns (the “Released Parties”) from any and all liability, damages, claims or causes of action, direct or indirect, known or unknown, relating in any way to your employment with the Company or the termination of that employment. You acknowledge and understand that by entering into this Agreement, you are waiving and releasing any legal claims you may have relating to your employment at the Company and the termination of that employment. This release includes all claims against the Released Parties under any local, state, or federal statutory or common laws.

This release does not waive any rights you may have, if any, in vested retirement benefits with the Company or for unemployment compensation benefits with a state agency. The above release also does not prevent you from pursuing a claim that the Company has violated the terms of this Agreement. Your release also does not prevent you from filing a claim for discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission, the National Labor Relations Board or any applicable government agency, but you agree not to accept any monetary damages or other compensation for any claim, except as provided by applicable law (such as Securities and Exchange Commission bounties, the right to which are not affected by this agreement).

Specific Release of ADEA Claims In further consideration of the Separation Pay identified in the Agreement, you hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all claims, whether known or unknown, from the beginning of time to the date of your execution of this Agreement, arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations, including the Older Workers’ Benefit Protection Act. By signing this Agreement, you hereby acknowledge and confirm that (i) you have read this Agreement in its entirety and understand all of its terms; (ii) you have been advised of your right to consult with your attorney prior to executing this Agreement; (iii) you knowingly, freely and voluntarily agree to all of the terms and conditions set out in this Agreement, including, without limitation, the waiver, release and covenants contained herein; (iv) you are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (v) you were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign it sooner if desired; (vi) you understand that you have seven (7) days from the date you sign this Agreement to revoke the release by delivering notice of revocation to Chair of the Board of Directors of the Company before the end of such seven (7)-day period; and (vii) you understand that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which you sign this Agreement. The parties agree that any changes to this Agreement, whether material or not, do not restart the running of the twenty-one (21)-day period. If you sign and do not revoke this Agreement, it will become effective on the 8th day after you sign (“Supplemental Release Effective Date”).

Receipt of Compensation. You acknowledge and agree that you have been paid all wages and other compensation due and owing as a result of your employment with the Company.

Return of Company Property. By signing below, you certify that you have returned all Company property including but not limited to financial data, customer lists, paper files, electronic files (on your computer, in the cloud or stored elsewhere), key cards, credit cards, computers or other electronic equipment, and any other Company property in your custody or possession, except as explicitly provided in the Agreement or as agreed in writing by the Chair of the Board of Directors.

Please review carefully. This agreement contains a release of claims. If you sign, you agree that you are doing so knowingly and voluntarily.

Please note that this release is valid only if signed on or after the last day of the Transitional Work Period.

Employee signature	Date

Kelly Porter
Employee name printed